Exhibit 99.1

Additional Information: Thomas A. Bessant, Jr. (817) 335-1100	For Immediate Release
CASH AMERICA AGREES TO ACQUIRE CASHNET USA ONLINE LENDER
Fort Worth, Texas (July 10, 2006) — Cash America International, Inc. (NYSE: CSH) announced today that it has signed a definitive agreement for the purchase of the assets of CashNetUSA. The purchase will catapult Cash America into the internet distribution channel for short term cash advances, complementing its network of 717 lending locations that offer cash advances in 20 states.
“By expanding our product delivery platform to include internet access, we believe that we are positioned to serve a new customer segment beyond the reach of our current bricks and mortar lending locations. This vehicle will allow us to satisfy customers who seek short term cash advances instead of higher cost alternatives to meet their credit needs with ease and convenience,” remarked Daniel R. Feehan, President and Chief Executive Officer of Cash America International, Inc.
CashNetUSA has emerged as a leader in the online cash advance business since its initial entry into the market in early 2004. It has grown significantly and offers cash advances in 27 states under applicable state laws and regulatory requirements in each market that it serves. Utilizing its proprietary software and delivery platform, CashNetUSA’s gross cash advance portfolio recently reached $22 million and it estimates that it has served over 250,000 customers since inception.
The transaction will allow Cash America to establish a significant presence in the rapidly growing online cash advance market. “We view this as an opportunity to leverage and immediately build on the success and momentum of CashNetUSA. The integration of this delivery channel provides us with an important foundation in this new avenue for growth in the cash advance industry,” commented Mr. Feehan.
The general terms of the transaction include an initial purchase price of approximately $35 million with the opportunity for additional consideration to be paid based on future earnings performance. The transaction is expected to be completed within approximately 60 days, subject to the receipt of required regulatory and other approvals and other customary closing conditions. The CashNetUSA assets are substantially all of the assets of The Check Giant, LLC and its affiliates. The Check Giant, LLC is a privately owned company based in Chicago, Illinois. Cash America’s financial and primary legal advisors in the subject transaction are Jefferies and Company, Inc. and Baker & McKenzie LLP, respectively.
Cash America will host a conference call to discuss the pending acquisition of CashNetUSA on Monday, July 10th at 7:45 AM CST. To listen to the call, dial 415-537-1802. A replay will be available on the Investor Relations section of the Company’s web site (www.cashamerica.com) for 90 days following the conference call.
Additionally, in an unrelated press release issued today, Cash America announced that it expects results for it second quarter ended June 30, 2006 to exceed management’s initially published guidance for earnings per share. Please refer to this other press release which provides more details on this topic.
Cash America International, Inc. is a provider of specialty financial services to individuals in the United States with 896 total locations. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 467 locations in 21 states under the brand names Cash America Pawn and SuperPawn. The Company also offers short-term cash advances in many of its locations including 291 locations that offer this service under the brand names Cash America Payday Advance and Cashland. In addition, check cashing services are provided through its 138 franchised and Company-owned “Mr. Payroll” check cashing centers.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (“the Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company’s services, the actions of third parties who offer products and services at the Company’s locations, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company’s business, the ability to successfully integrate newly acquired businesses into the Company’s operations and other risks indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “plans,” “expects,” “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.
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